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                                                                       EXHIBIT 2

                                Amendment #1 to
                           STOCK PURCHASE AGREEMENT

This Amendment #1 is made this 30th day of April, 1997 ("Effective Date") between Primax Electronics Ltd., a corporation of the Republic of China (the "Seller"), and SeaMax Engineering Pte Ltd., a corporation of Singapore (the "Purchaser"), and is added to and legally bound with the Stock Purchase Agreement (the "Agreement") signed on 1st day of April, 1997 between Seller and Purchaser.

The conditions and terms set forth hereunder are mutually agreed upon by both parties:

1. The Closing Date, same as the Purchase Date, of the Agreement is amended from April 1, 1997 to April 30, 1997.

2. The Price per Share is substituted by the closed price US$1.75 on April 30, 1997 which aggregates to a total price of US$1,925,000 to consummate the Stock Purchase Price.


    "SELLER"                             "PURCHASER"

    By: Ramon Liang                      By: /s/ Hsu Jau Nan
       ----------------------------         ----------------------------
       Primax Electronics Ltd.              Seamax Engineering Pte Ltd.


    Signature: /s/ Ramon Liang           Signature: /s/ John Hsu
              ---------------------                ---------------------

    Title:   President, CEO              Title:  Managing Director
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